STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             UNIVERSAL EXPRESS, INC.

                                       AND

                            MR. ALBERT P. HERNANDEZ,

                            HOLSTON INVESTMENTS, INC.

                                       AND

                                   SKYNET MIA.

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                            ACQUISITION OF SKYNET MIA
                           BY UNIVERSAL EXPRESS, INC.

                                      INDEX
                                      -----
                                                                            PAGE
PREAMBLE..................................................................     1
1. SALE AND PURCHASE OF CAPITAL STOCK OF
       SKYNET MIA AND RELATED MATTERS ....................................     2
       1.1    Sale and Delivery of Stock .................................     2
       1.2    Purchase Price and Payment .................................     2
       1.3    Option to Purchase Remaining Stock .........................     4
       1.4    Mr. Hernandez' Employment ..................................     5
       1.5    Board of Directors of SkyNet MIA ...........................     5
       1.6    Major Decisions ............................................     5
       1.7    Consulting Agreement-Mr. A.J. Hernandez ....................     6
       1.8    Consulting Agreement-Mr. Gulman ............................     6
       1.9    Service Contract - SkyNet Peru .............................     6
       1.10   Entities Being Acquired ....................................     7
       1.11   Trademarks .................................................     7
       1.12   Removal of Guaranties ......................................     8
       1.13   Credits ....................................................     8
       1.14   Deposit ....................................................     8

2. OTHER DELIVERIES AND ASSURANCES .......................................     9
       2.1    Other Deliveries ...........................................     9
       2.1.1  Corporate Books ............................................     9
       2.1.2  Financial Statements .......................................     9
       2.2    Assurances .................................................     9

3. CLOSING ...............................................................     9

4. MR. HERNENDEZ', HOLSTON'S AND SKYNET MIA'S
       REPRESENTATIONS AND WARRANTIES ....................................    10
       4.1    Organization and Good Standing .............................    10
       4.2    Capitalization .............................................    11
       4.3    Authorization ..............................................    11
       4.4    No Conflict; No Consents or Approval Required ..............    12
       4.5    Litigation .................................................    13
       4.6    Contracts ..................................................    14
       4.7    Patents, Trademarks and Trade Names ........................    14
       4.8    Tax Matters ................................................    15
       4.9    Lists of Certain Items .....................................    15
       4.10   Brokers ....................................................    18
       4.11   Financial Statements .......................................    18
       4.12   Title to Real Estate; Leases ...............................    19
       4.13   Transfer of Shares .........................................    20
       4.14   Disclosure .................................................    20


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5. USXP's REPRESENTATIONS AND WARRANTIES .................................    21
       5.1    Organization and Good Standing .............................    21
       5.2    Authorization ..............................................    21

6. TAX LIABILITIES .......................................................    22

7. LITIGATION, CLAIMS AND LIABILITIES ....................................    22
       7.1    Claims .....................................................    22
       7.2    Mr. Hernandez', Holston's Obligations ......................    22

8. SURVIVAL OF REPRESENTATIONS AND
       CONVENANTS ........................................................    23

9. BEST EFFORTS TO OBTAIN SATISFACTION OF
       CONDITIONS ........................................................    23

10.DUE DILIGENCE .........................................................    23

11.WAIVER ................................................................    24

12.AMENDMENTS ............................................................    24

13.SECTION AND PARAGRAPH HEADINGS ........................................    24

14.NOTICES ...............................................................    24

15.COUNTERPARTS ..........................................................    25

16.ENTIRE AGREEMENT ......................................................    26

17.GOVERNING LAW .........................................................    26

         Exhibit 1     -     Good Faith Deposit Agreement
         Schedule A    -     Capital Stock of SkyNet MIA Group
         Schedule B    -     Litigation
         Schedule C    -     Patents and Trademarks
         Schedule D    -     Insurance Policies
         Schedule E    -     Real Property
         Schedule F    -     Machinery and Equipment
         Schedule G    -     Automobiles and Trucks
         Schedule H    -     Leases
         Schedule I    -     Sales Contracts and Customer Purchase Orders
         Schedule J    -     Banks
         Schedule K    -     Loan and Credit Agreements, etc.


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                                A G R E E M E N T
                                -----------------

         STOCK PURCHASE AGREEMENT, dated as of July 1, 1998, by and among Universal Express, Inc., formerly known as Packaging Plus Services, Inc. until it changed its name on June 30, 1998, ("USXP"), a publicly traded corporation, located in Plainview, New York, Mr. Albert P. Hernandez ("Mr. Hernandez"), Holston Investments, Inc. ("Holston") and SkyWorld International Courier., d/b/a SkyNet Worldwide Express, located in Miami, Florida, and related privately held companies (collectively, "SkyNet MIA").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, USXP desires to purchase a majority ownership in SkyNet MIA;
and

         WHEREAS, Mr. Hernandez and Holston desire to sell a majority ownership in SkyNet MIA to USXP;


         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. SALE AND PURCHASE OF CAPITAL STOCK OF SKYNET MIA AND RELATED MATTERS

         1.1 Sale and Delivery of Stock. Mr. Hernandez and Holston hereby agree to sell, transfer and deliver to USXP, free of all liens and encumbrances, and USXP agrees to purchase from them, on the date fixed in accordance with Section 3 for the closing hereunder (the "Closing Date") fifty-one (51%) of all of the outstanding shares of the capital stock of SkyNet MIA. Certificates for the SkyNet MIA capital stock, endorsed to USXP, shall be delivered on behalf of Mr. Hernandez and Holston to USXP at the Closing.

         1.2 Purchase Price and Payment. The purchase price and other consideration to be paid by USXP to Mr. Hernandez and Holston, respectively, for fifty-one (51%) of SkyNet MIA, 163 shares, upon USXP obtaining the necessary funding at the Closing, except for the "Deposit" as provided in Section 1.14, shall be as follows:

         (A) Payment of $450,000 in cash by USXP to Holston for the purchase of 163 common shares of SkyNet MIA, payable as follows:

                  (i) $300,000 at Closing; and

                  (ii) $10,000 per month on the 10th day of each month over 15 consecutive months following the Closing, secured by a letter of credit, in the amount of the total obligation (which may be drawn down for any monthly payment overdue for 10 days, and which may be reduced for payments duly made); and/or 51% of the Skynet MIA shares purchased hereunder (163 shares), in escrow, with the right of USXP to substitute, one for the other at any time. During the time such shares are held as security, and there is no default, USXP will have full powers of a shareholder, including the right to vote such shares.


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         (B) A Letter of Credit or guarantee or a loan transaction acceptable to
Republic National Bank ("RNB") replacing at the Closing Holston's $500,000 letter of credit securing a RNB line of credit to SkyNet MIA.

         (C) Additional capital contribution to SkyNet MIA payable as follows:

                  (i) $25,000 per month on the 20th day of each month over 14 consecutive months following the Closing, secured by a letter of credit if it can be substituted for (B) above or if it cannot be substituted, secured by USXP restricted shares at the market price at Closing; and

                  (ii) $400,000 to be deposited at the Closing into a SkyNet MIA account for working capital needs, which shall be used in the discretion of the CEO of SkyNet MIA and the Chairman of USXP.

         1.3 OPTION TO PURCHASE REMAINING STOCK. Commencing one (1) year after completion of the capital investment, USXP shall have the option, provided it is in compliance with all of its payment and capital contribution obligations hereunder, to purchase the remaining forty-nine percent (49%) of the remaining ownership interest in SkyNet MIA (159 common shares) from Mr. Hernandez over seven (7) consecutive quarterly periods, in equal ownership amounts of 7% each, for seven times operating income as determined by the auditors for the Skynet MIA accounts, before taxes and interest, and intercompany charges, corporate management fees/allocation, and similar items from USXP if any, for each quarterly period, which purchases shall be completed within 60 days of the end of each quarter. These shares may be assigned or sold to Mr. Gonzalo Gulman by Mr. Hernandez, subject to this Agreement. USXP is required to purchase all of such shares once it purchases part thereof and until all of the SkyNet MIA shares are purchased hereunder, once this option is exercised by USXP, USXP will not sell or assign any of its SkyNet shares to any person or entity not affiliated with USXP and, further, until paid for in full, the shares may be held in an appropriate escrow account, with USXP retaining full shareholder rights, including voting rights, absent a default.


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         1.4 MR. HERNANDEZ' EMPLOYMENT. Mr. Hernandez will receive an employment contract from SkyNet MIA, which will include the following components:

         (A) Position: President-CEO SkyNet MIA.

         (B) 5 year term, with non-compete provision.

         (C) Annual base salary of $200,000.

         (D) Incentives of $100,000 (to be defined therein).

         (E) USXP Stock options (minimum of $100,000 per year - to be defined therein).

         (F) Other benefits currently offered to SkyNet MIA employees.

         1.5 BOARD OF DIRECTORS OF SKYNET MIA. SkyNet MIA will have a five (5) person Board of Directors. Mr. Hernandez will have 2 permanent seats and USXP will have 3 seats. Directors and officers liability insurance will be provided by SkyNet MIA, if such insurance can be obtained at a reasonable cost.

         1.6 MAJOR DECISIONS. During the period of time that Mr. Hernandez is a minority shareholder in SkyNet MIA, USXP agrees that a special vote of 75% of the common shares of SkyNet MIA will be required for the following actions:

         (A) Bankruptcy filing.

         (B) Sales of a substantial portion of the assets of SkyNet MIA.

         (C) Sale or merger of SkyNet MIA.

         (D) Borrowings of SkyNet MIA in excess of $500,000.

         (E) Any contracts, loans, or payments from SkyNet MIA to USXP.

         1.7 CONSULTING AGREEMENT WITH MR. A.J. HERNANDEZ. It is intended that a consulting agreement for five (5) years, to be further discussed, be entered into with Mr. A.J. Hernandez to assist SkyNet MIA, especially in coordinating SkyBox and SkyNet linehaul and delivery operations, where appropriate, for an annual fee of $36,000.

         1.8 CONSULTING AGREEMENT WITH MR. GONZALO GULMAN. It is intended that a consulting agreement, to be further discussed, be entered into with Mr. Gonzalo Gulman, for his active participation in running and coordinating the Latin American network - LACNA, for an annual fee of $36,000. 1.9 Service Contract - SkyNet Peru. SkyNet MIA intends to enter into a 5 year service contract with SkyNet Peru for the following services:

         (A) Delivery and transfer service in the U.S. and to all foreign countries.

         (B) Current network rates being charged. Future increases based only on cost justified as charged to other network members.

         (C) Other terms to be determined in conjunction with SkyNet Peru.



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         1.10 ENTITIES BEING ACQUIRED. The following companies currently form part of the SkyNet MIA group (the "SkyNet MIA Group", including SkyNet MIA):

         (A) SkyWorld International Couriers, Inc. D/B/A SkyNet (Florida Corp).

         (B) SkyNet Worldwide Courier, Inc. (DC) (Delaware Corp.)

         (C) SkyNet de Venezuela, SA 60% (Venezuela Corp.)

         (D) SkyNet Worldwide Courier Network, Inc. (NY Corp-inactive)

         1.11 TRADEMARKS. SkyNet MIA currently owns the trademark for "SkyNet Worldwide Courier Network" in the U.S.A. and the key countries in Latin America, such as Mexico, Brazil, Venezuela and Columbia. It does not own the trademark in Argentina, but has a license for its use in that country.

         1.12 REMOVAL OF GUARANTIES. The parties intend the removal of all personal guaranties by Mr. Hernandez, wherever possible. They intend that the RNB loans/lines, Holston loan and LC, Line Haul Services Agreement and certain guarantee with airlines that currently provide services to SkyNet MIA will be eliminated with the acquisition,

         1.13 CREDITS. SkyNet MIA may use a portion of the amount due from Skynet Holdings to USXP as a credit against current and future monies due Holdings, by SkyNet MIA, which amount is currently approximately $135,000. This credit will be treated as additional capital contributed by USXP to SkyNet MIA at the time of Closing.

         1.14 DEPOSIT. USXP has forwarded a $50,000 good faith deposit to Skynet MIA for working capital pursuant to an Agreement dated May 28, 1998 attached hereto as Exhibit 1. The terms of that Agreement shall govern the deposit and are incorporated herein and made a part of this Agreement. If USXP fails to meet its funding obligations at the Closing, and Mr. Hernandez or Holston or SkyNet MIA are not in material breach of the terms of this Agreement and each of them have performed their obligations in all material respects hereunder and are ready to Close, unless such parties shall mutually agree otherwise, such deposit shall be retained by SkyNet MIA and USXP and SkyNet MIA shall have no further obligations under this Agreement.



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2. OTHER DELIVERIES AND ASSURANCES.

         2.1 OTHER DELIVERIES. At the Closing, in addition to the delivery of the certificates for the Shares, in accordance with Section 1.1 hereof, Mr. Hernandez and Holston will cause to be delivered to USXP the following:

         2.1.1 CORPORATE BOOKS. The minute books, registers, charters, certificates of incorporation, by-laws, stock transfer books and corporate seals of each of the SkyNet MIA Group or other records, or copies thereof, at USXP's option.

         2.1.2 CERTIFIED FINANCIAL STATEMENTS. Financial statements for the SkyNet MIA Group, certified by its accountants, for the previous three fiscal years of the SkyNet MIA Group.

         2.2 ASSURANCES. Each party hereto shall take such other action from time to time as the other party may reasonably request in order to more effectively carry out the sale and the deliveries provided for in this Agreement.

         3. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions provided for herein (the "Closing") shall take place on or before June 1, 1999 at such time and place as the parties shall determine. Such date may be mutually extended in writing by the parties and the parties may agree to any actions or events which are to be handled on a post-closing basis. Any such extensions or post-closing matters shall be deemed to relate back to the June 1, 1999 Closing Date. Time is of the essence. The Employment Agreement, the two Consulting Agreements and the Service Contract, referred to in Sections 1.4, 1.7, 1.8 and 1.9 hereof, respectively, shall be Closing documents.


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4. MR. HERNANDEZ', HOLTON'S AND SKYNET MIA'S REPRESENTATIONS AND WARRANTIES.
Mr. Hernandez, Holston and SkyNet MIA hereby represent and warrant to USXP as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each of the SkyNet MIA Group are corporations duly organized, validly existing and in good standing under the laws of the Countries or States of the United States, of their incorporation or charter, except as set forth herein. Each of the subsidiaries of SkyNet MIA Group has authority to own, operate and lease its properties and to carry on its business as now being conducted. Copies of the charters and By-Laws, and all amendments thereto, of each of the SkyNet MIA Group have been delivered to USXP and are complete and correct as of the date hereof. Each of the SkyNet MIA Group is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure so to qualify or to be in good standing would not have a materially adverse effect on the business, operations, assets or financial condition of each such entity.

                  4.2 CAPITALIZATION. Each of the SkyNet MIA Group has the authorized, issued and outstanding capital stock set forth opposite its name in Schedule A hereto. All of such issued and outstanding shares are validly issued, fully paid and nonassessable. None of such SkyNet Group has authorized, issued or outstanding any other shares of capital stock or any subscription or other rights to the issuance or receipt of shares of its stock.

                  4.3 AUTHORIZATION. Mr. Hernandez, Holston and SkyNet MIA have all requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Mr. Hernandez, Holston and SkyNet MIA and the consummation by them of the transactions contemplated hereby have been duly authorized by SkyNet MIA's Boards of Director and no other corporate action or proceeding on the part of Mr. Hernandez, Holston or SkyNet MIA is necessary for the execution or delivery of this Agreement by them or for the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mr. Hernandez, Holston and SkyNet MIA and (assuming this Agreement has been duly executed and delivered by USXP) is a legally valid and binding obligation of Mr. Hernandez, Holston and SkyNet MIA, enforceable against them in accordance with its terms.



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

         4.4 NO CONFLICT; NO CONSENTS OR APPROVALS REQUIRED. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Mr. Hernandez, Holston and SkyNet MIA will, with or without notice or passage of time, or both, (i) violate any provision of the Certificate of Incorporation, charter or by-laws of any of the SkyNet MIA Group, (ii) violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to SkyNet MIA or any of its subsidiaries or by which any of the their respective properties or assets is bound or affected, or (iii) conflict with or result in any breach of or constitute a default under the terms, conditions or provisions of any note, bond, mortgage, indenture, permit, license, franchise agreement, lease or other contract, instrument or obligation to which Mr. Hernandez, Holston or SkyNet MIA or any of its subsidiaries is a party or by which they or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such violation, conflict, breach or default which individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of any of the subsidiaries of the SkyNet MIA Group. Neither SkyNet MIA nor any of its subsidiaries is required to submit any notice, report or other filing with any governmental or regulatory authority or instrumentality in connection with the execution, delivery or performance of this Agreement by them and the consummation of the transactions contemplated hereby, except for any such notice, report or filing which the failure to submit individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of any of them.

         4.5 LITIGATION. To the best knowledge of Mr. Mr. Hernandez, Holston or SkyNet MIA, except as set forth on Schedule B, there is no action, proceeding or investigation pending or threatened against or involving SkyNet or any of its subsidiaries, divisions or businesses, which, if determined adversely, would materially and adversely affect the financial condition, business or operations of any of them, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any of them having, or which, insofar as can be foreseen, in the future would be likely to have, any such effect.

         4.6 CONTRACTS. To the best knowledge of Mr. Mr. Hernandez, Holston or SkyNet MIA, neither SkyNet MIA or any subsidiary, division or business of the SkyNet MIA Group is in material default under any contract made or obligation owed by that business unit, which con-tract or obligation, individually or in the aggregate, is material such business unit, part of the SkyNet MIA Group.

                  4.7 PATENTS, TRADEMARKS AND TRADE NAMES. Set forth in Schedule C is a list of the patents and trademarks owned by the SkyNet MIA Group. Each of the SkyNet MIA Group owns, or is licensed or otherwise has the full right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes currently used in or necessary for the conduct of its business as currently conducted which are material to the financial condition, results of operations or business of any such subsidiary. To the best knowledge of Mr. Hernandez, Holston or SkyNet MIA, no claim has been asserted by any person with respect to the use of any such patent, trademark, trade name, copyright, technology, know-how or process or challenging or questioning the validity or effectiveness of any such license, and neither Mr. Hernandez, Holston or SkyNet MIA knows of any valid basis for any such claim, and the use of such patents, trademarks, trade names, copyrights, technology, know-how and processes by the SkyNet MIA Group does not, to their knowledge, infringe on the rights of any person, other than any such claims, infringements and other matters as do not give rise to any material liability on the part of any of the SkyNet MIA Group. The "Skynet" trademark is in full force and effect as a registered mark in the United States and is owned by Skynet MIA.

         4.8 TAX MATTERS. SkyNet MIA and each subsidiary and unit of the SkyNet MIA Group has filed, or on behalf of each of the SkyNet MIA Group there has been filed, all income, franchise, sales and, use tax returns, declarations and information returns, local income, franchise, sales and use tax returns, and declarations and information returns, which are required to be filed in the jurisdictions in which each such unit is doing business. All taxes as shown on said returns and all assessments received have been paid to the extent that such taxes have become due. All such tax returns filed by or on behalf of each subsidiary and unit of the SkyNet MIA Group, with respect to periods ending on or prior to the Closing Date, shall be filed based on normal and consistent tax accounting practices and in accordance with applicable law. 4.9 Lists of Certain Items. The following lists, setting forth summary descriptions, as of the date hereof, shall be true as of the Closing Date, except for changes occurring in the ordinary course of business:


                  (i) INSURANCE POLICIES. Schedule D. A summary description of all present policies of insurance with respect to SkyNet MIA Group and covering all of its properties, buildings, machinery, equipment, furniture, fixtures or operations, all of which are presently in force;

                  (ii) REAL PROPERTY. Schedule E. All real property owned of record or beneficially or leased by the SkyNet MIA Group, and a brief description of all buildings and structures located thereon.

                  (iii) MACHINERY AND EQUIPMENT. Schedule F. Machinery,
                       equipment, furniture and fixtures (each category listed separately), as recorded in the books of account and records of the SkyNet MIA Group, which are accurate in all material respects;

                  (iv) AUTOMOBILES AND TRUCKS. Schedule G. All automobiles and trucks owned or leased by the SkyNet MIA Group;

                  (v) LEASES. Schedule H. Each presently existing lease of personal property to which any of the SkyNet MIA Group is a party;

                  (iv) SALES CONTRACTS AND CUSTOMER PURCHASE ORDERS. Schedule I.
                       Schedule I lists each sales contract and customer purchase order for the delivery of products or performance of services, or both, by the SkyNet MIA Group, which would result in the right to receive revenues of at least $10,000 and a list of specific contracts or commitments each involving purchases of inventories or supplies in excess $10,000;

                  (vii) BANKS. Schedule J. The name of each bank in which any of the SkyNet MIA Group has an account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto;

                  (viii) LOAN AND CREDIT AGREEMENTS, ETC. Schedule K: All
                       mortgages, pledges, deeds of trust, loan or credit agreements, notes and similar instruments to which any of the SkyNet MIA Group is a party, and all amendments or modifications of any thereof.


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         4.10 BROKERS. USXP, Mr. Hernandez, Holston and SkyNet MIA represent that none of them have incurred any obligation to pay a finder's fee or similar acquisition services compensation in connection with this transaction, or if any of them have, that party will pay such obligation.

         4.11 FINANCIAL STATEMENTS. Mr. Hernandez, Holstein and SkyNet MIA have delivered to USXP balance sheets and income statements for each member of the SkyNet MIA Group for the previous three fiscal years, together with any notes thereto, and statements for seven months ending July 31, 1998, together with the notes thereto, the "Financial Statements"). The Financial Statements have been prepared from the books and records of SkyNet MIA Group which books and records have been maintained in conformity with good business practices and fairly present the financial condition and results of operations of each member of the SkyNet MIA Group for the periods covered by such statements. Mr. Hernandez, Holston and SkyNet MIA represent that the SkyNet MIA Group will be substantially debt free at the Closing, except for debts listed in Schedule J hereto. All account receivables and assets, tangible and intangible, including all cash in bank accounts of the SkyNet Group, will be made available to USXP.

                  4.2 TITLE TO REAL ESTATE; LEASES. The SkyNet MIA Group have good and valid title to the real property set forth on Schedule A, as being owned by the SkyNet MIA Group, and the SkyNet MIA Group has good leasehold interests under valid and binding leases with respect to the real property set forth on Schedule A as being leased by the SkyNet MIA Group, in each case free and clear of all mortgages, liens, security interests or encumbrances whatsoever except (i) mechanics', carriers', workers', repairmen's or other like liens arising or incurred in the ordinary course of business, (ii) liens for current taxes due and not yet payable, (iii) liens for taxes which are being contested in good faith by appropriate proceedings and are immaterial or have been bonded in a manner reasonably satisfactory to USXP, (iv) liens, encumbrances, easement and other imperfections of title disclosed in any title insurance policies or reports previously prepared and furnished to USXP, (v) any normal utility, ingress, egress, access or similar easements affecting any such real property that do not materially interfere with the present use thereof, and (vi) encumbrances, easements and other imperfections of title which do not and could not materially interfere with the present use of the property or assets subject thereto.
                  4.13 TRANSFER OF SHARES. Mr. Hernandez, Holston and SkyNet MIA will transfer title to the Shares to USXP on the Closing Date, free and clear of all liens, pledges, encumbrances, voting trusts and voting agreements. There is no existing option, warrant or other agreement (other than this Agreement) to which they or any of the SkyNet MIA Group is a party requiring, and there are no convertible or exchangeable securities of any of the SkyNet MIA Group which upon conversion or exchange would require, the issuance or sale of any shares of the capital stock of any of the SkyNet MIA Group.

                  4.14 DISCLOSURE. The representations and warranties made by Mr. Hernandez, Holston and SkyNet MIA herein do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made by them, in light of the circumstances under which they were made, not materially misleading.


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5.  USXP'S REPRESENTATIONS AND WARRANTIES.

         USXP hereby represents and warrants to Mr. Hernandez, Holston and SkyNet MIA as follows:

         5.1 Organization and Good Standing. USXP is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted.

         5.2 Authorization. USXP has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by USXP and the consummation by USXP of the transactions contemplated hereby have been duly authorized by USXP's Board of Directors and no other corporate action or proceeding on the part of USXP is necessary for the execution or delivery of this Agreement by USXP or for the consummation by USXP of the transactions contemplated hereby. This Agreement has been duly executed and delivered by USXP and (assuming this Agreement has been duly executed and delivered by Mr. Hernandez, Holston and SkyNet MIA) is a legally valid and binding obligation of USXP enforceable against USXP in accordance with its terms.

6. TAX  LIABILITIES.

         Mr. Hernandez, Holston and SkyNet MIA agree that they shall be responsible for and shall pay any tax liabilities of each of the SkyNet MIA Group for all taxable periods ending with and prior to the Closing Date, except for taxes and estimates thereof disclosed in writing to USXP.

7. LITIGATION, CLAIMS AND LIABILITIES.

         7.1 CLAIMS. Mr. Hernandez, Holston and SkyNet MIA have no knowledge of any material claim against, or liability of, any of the SkyNet MIA Group, except claims and liabilities disclosed in writing to USXP prior to the Closing.

         7.2 Mr. Hernandez', Holston's and SkyNet MIA's Obligations. Mr. Hernandez, Holston and SkyNet MIA hereby agree to indemnify, hold harmless and defend USXP and its shareholders, directors, officers and employees from all material claims, liabilities or obligations incurred by, or arising from the business of, any of the SkyNet MIA Group prior to the Closing, including the payment of all expenses and attorneys' fees arising therefrom, except claims, liabilities or obligations disclosed in writing to USXP prior to the Closing.


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


8.  SURVIVAL OF REPRESENTATIONS AND COVENANTS.

                  The representations, warranties and covenants of Mr. Hernandez, Holston and SkyNet MIA and USXP in this Agreement shall survive the Closing for a period of five years.

9. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS.

         Mr. Hernandez, Holston and SkyNet MIA agree to use their best efforts to perform and fulfill all conditions required to be performed by them and the SkyNet MIA Group under this Agreement, and USXP agrees to use its best efforts to perform and fulfill all conditions required to be performed by it under this Agreement.

10. DUE DILIGENCE.

         USXP and its employees and agents shall have free access to the books, records and facilities of the SkyNet MIA Group, during normal business hours in order to inspect the businesses of the SkyNet MIA Group. The SkyNet MIA Group and Mr. Hernandez and Holston will cooperate fully and in good faith with USXP in its "due diligence". All information obtained in such inspections shall be held in strictest confidence and, if the acquisition of SkyNet MIA Group by USXP should not be consummated, such information will not thereafter be used by USXP.

 11. WAIVER.

         The parties may mutually waive in writing any and all of the conditions or requirements herein contained or defer them until after the Closing. All parties hereto will keep this Agreement confidential until the closing.

12.  AMENDMENTS.

         USXP, Mr. Hernandez, Holston and SkyNet MIA, by mutual consent, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument, executed by each of USXP, Mr. Hernandez, Holston and SkyNet MIA.

13.  SECTION AND PARAGRAPH HEADINGS.

         The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.  NOTICES.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class postage prepaid:

                  (a)  To Mr. Hernandez. If to Mr. Hernandez, to
                       4405 N.W. 73rd Avenue
                       Miami, Florida 33166


                  (b)  To Holston. If to Holston, to
                       Holston Investments, Inc.
                       c/o Steven H. Hagen, Esq.
                       Holland & Knight
                       701 Brickell Avenue
                       Miami, FL 33131

                  (c)  To SkyNet MIA. If to SkyNet MIA, to
                       Albert P. Hernandez, President.
                       SkyNet Worldwide Courier
                       4405 N.W. 73rd Avenue
                       Miami, Florida 33166

                  (d)  To USXP. If to USXP, to
                       Richard A. Altomare, President and CEO.
                       Universal Express, Inc.,
                       20 South Terminal Drive,
                       Plainview, New York 11803.



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15.  COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



16.  ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

17.  GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws thereunder.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first above written.


UNIVERSAL EXPRESS, INC.                 SKYNET WORLDWIDE COURIER


By /s/RICHARD A. ALTOMARE              /s/ ALBERT P. HERNANDEZ
   ----------------------              -----------------------
    Richard A. Altomare                 Albert P. Hernandez
    President & CEO                     President



HOLSTON INVESTMENTS, INC.
By STANDARD NOMINEES' LIMITED



By /s/                                 /s/ ALBERT P. HERNANDEZ
   --------------------------          ------------------------
Authorized Signatory                   Albert P. Hernandez



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